InComm Conferencing Page 1 of 3 www.incommconferencing.com Spark Energy Q2 Earnings Call August 5, 2021 Presenters Mike Barajas – CPA Keith Maxwell – CEO Jim Jones – CFO Operator Good morning, ladies and gentlemen, and welcome to the Spark Energy Inc. second quarter 2021 earnings conference call. My name is Devin (sp), and I will be your operator today. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded for replay purposes, and this call will be posted on Spark Energy Inc's website. I would now like to turn the conference over to Mr. Mike Barajas with Spark Energy. Please go ahead. Mike Barajas Thank you. Good morning and welcome to Spark Energy’s second quarter 2021 earnings call. This call is also being broadcast via webcast, which can be located in the investor relations section of our website at sparkenergy.com. With us today from management is our CEO, Keith Maxwell, and our CFO, Jim Jones. Please note that today’s discussion may contain forward- looking statements, which are based on assumptions that we believe to be reasonable as of this date. Actual results may differ materially. We urge everyone to review the safe harbor statement in yesterday's earnings release, as well as the risk factors in our SEC filings. We undertake no obligation to update these statements as a result of future events, except as required by law. In addition, we’ll refer to both GAAP and non-GAAP financial measures. For information regarding our non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures, please refer to yesterday's earnings release. With that, I'll turn the call over to Keith Maxwell, our CEO. Keith Maxwell Thank you, Mike. I want to welcome everyone today to our earnings call. I'll be providing a summary of results for the second quarter, and then our CFO, Jim Jones, will provide more details on the financials. In the second quarter, we reported adjusted EBITDA of $14.4 million. The decrease in gross margin year-over-year was partially offset by decreases in the G&A expenses. Last quarter we mentioned potential acquisition opportunities, and we're proud to announce that on May 25th of 2021, we entered into four agreements to acquire a total of approximately 56,900 RCEs (sp). These customers are expected to begin transferring in the back half of the third quarter, and we forecast the acquisitions to be immediately accretable (sp) to adjusted EBITDA. Spark also recently entered into an agreement that will bring another

InComm Conferencing Page 2 of 3 www.incommconferencing.com acquisition of 50,000 RCEs in—on flow in the late third quarter. The acquisitions are perfect examples of our strong commitment to grow our business. Spark continues to ramp up organic sales, and we believe that this will be a long term and sustainable growth and value for our shareholders. In addition, we're evaluating potential tuck-in acquisitions opportunities currently in our pipeline, and we will continue to do so as we've been seeing more and more opportunities arise of late. On a final note, Spark will be holding a special shareholder meeting on Friday, August the 6th, to change our name of our public entity to Via Renewables (sp). We want to take this opportunity to rebrand ourselves and find ways to make an impact as we focus on our ESG strategies. Our first step down this path, we purchase renewable energy credits to offset all of our electric and natural gas load on the second quarter of 2021, and we will continue to do that on a go forward basis. This is just the beginning to explore multiple renewable options, including wind (sp), hydro, and solar generation, along with other special projects in the green space that will serve our two goals, one, make the world a greener and more sustainable place, two, increase our adjusted EBITDA overtime in order to provide additional benefit to our stakeholders and customers. Stay tuned for additional updates to come, and that concludes my prepared remarks. Now I'll turn the call over to Jim for his financial review. Jim? Jim Jones Thank you, Keith. Good morning. In the quarter, we achieved 14.4 million in adjusted EBITDA compared to last year's second quarter of 24.7 million. Gross margin for the quarter was 26.4 million compared with 45 million last year. In our retail electricity segment, gross margin was 21.7 million compared to 35.6 million in the second quarter last year. Volumes were lower due to a reduction in our customer base, along with slightly decreased unit margins. However, our load is now concentrated in stronger margin residential customers, and we expect those margins to remain steady. In our retail natural gas segment, gross margin was $4.8 million compared with 9.4 million in the second quarter last year. The decrease is attributable to lower volumes, along with decreased unit margins as a result of commodity prices increasing. G&A expenses of 10.7 million were lower compared to 21.3 million in the second quarter last year, primarily due to a decrease in legal expenses, bad debt, employee cost, and broker phase incurred in 2020. Total RCEs in the quarter were 347,000. Our attrition (sp) of 3.3% is down from 3.5% from the second quarter last year. Our net income for the quarter was 24.8 million, or income of $0.58 per fully diluted share, compared to net income of 26.8 million, or $0.62 per fully diluted share in the second quarter of last year. The decrease in net income is driven by reduced gross margin, partially offset by the non-cash mark to market accounting associated with the hedges we've put in place to lock in margins on our retail contract, along with lower G&A expenses and depreciation and income taxes. We had a mark to market gain this quarter of 19.7 million compared to a mark to market gain of 18 million a year ago. On June 15th and July 15th, we paid the quarterly cash dividends on our Class A common stock and Series A preferred stock respectively. On July 21st, we announced second quarter dividends

InComm Conferencing Page 3 of 3 www.incommconferencing.com of $0.18.125 (sp) per share on our common stock to be paid on September 15th and $0.54.688 (sp) per share of preferred stock to be paid on October 15th. That's all I have, Keith. Back to you. Keith Maxwell Thanks, Jim. We want to thank our employees and our suppliers for their hard work and producing a good quarter, and I want to thank Spark’s customers for choosing us as their energy provider. We look forward to connecting with you soon. Thank you. Operator This does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.